Exhibit 3.1

CERTIFICATE OF DESIGNATION
SETTING FORTH THE RIGHTS, POWERS AND PREFERENCES, AND
THE QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF,
OF THE
10.0% SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
TECTONIC FINANCIAL, INC.

Pursuant to the provisions of Section 21.155 and 21.156 of the Texas Business Organizations Code, the undersigned does hereby certify that, pursuant to the authority expressly vested in the Board of Directors by the Amended and Restated Certificate of Formation of the Corporation, as may be amended or restated from time to time (the “Certificate of Formation”), of Tectonic Financial, Inc. (the “Corporation”), the Board of Directors by all necessary action on the part of the Corporation and by unanimous written consent, effective as of April 17, 2019, adopted resolutions (i) establishing and designating a new series of the Corporation’s previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”) and (ii) setting and determining the designations, preferences, limitations and relative rights of 80,338 shares of 10.0% Series A Non-Cumulative Perpetual Preferred Stock of the Corporation as follows:

RESOLVED, that pursuant to the provisions of the Certificate of Formation and the bylaws of the Corporation and applicable law, the Board of Directors hereby authorizes and establishes a series of 80,338 shares of Preferred Stock designated as the 10.0% Series A Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Corporation (the “Series A Preferred Stock”), and the designations, preferences, limitations, and relative rights, including voting rights, of the shares of such series, are specified as follows:

Section 1.      Designation; Number of Shares.  The designation of the series of preferred stock, par value $0.01 per share, shall be “10.0% Series A Non-Cumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”).  The number of authorized shares of Series A Preferred Stock shall be 80,338.  That number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors.  The Corporation may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue additional shares of Series A Preferred Stock, provided that if the additional shares are not fungible for U.S. federal income tax purposes with the initial shares of such series, the additional shares shall be issued under a separate CUSIP number.  The additional shares would form a single series together with all previously issued shares of Series A Preferred Stock.

Section 2.      Ranking.  The Series A Preferred Stock shall, with respect to the payment of dividends and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank:

(a)       senior and prior to the Corporation’s common stock and any additional class or series of preferred stock which may in the future be issued by the Corporation and is designated in the Certificate of Formation as ranking junior to the Series A Preferred Stock.  Any classes or series of the Corporation’s capital stock which are junior to the Series A Preferred Stock with respect to the payment of dividends and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Junior Stock;”

(b)        pari passu with any additional class or series of preferred stock which may in the future be issued by the Corporation and is designated in the Certificate of Formation as ranking equal to the Series A Preferred Stock or which does not state it is Junior Stock or Senior Stock.  Any classes or series of the Corporation’s capital stock which are equal to the Series A Preferred Stock with respect to the payment of dividends and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Parity Stock;”

(c)       junior to all existing and future indebtedness and other liabilities of the Corporation and any additional class or series of preferred stock which may in the future be issued by the Corporation and is designated in the Certificate of Formation as ranking senior to the Series A Preferred Stock.  Any classes or series of the Corporation’s capital stock which are senior to the Series A Preferred Stock with respect to the payment of dividends and rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Corporation are hereinafter referred to as “Senior Stock.”

Section 3.      Dividends.

(a)       Rate.  Holders of the Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock held by them, if, as and when declared by the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to each Dividend Period occurring from, and including, the original issue date of the Series A Preferred Stock at a rate equal to 10.0% per annum on the Liquidation Amount.  When, as, and if declared by the Board of Directors, the Corporation shall pay cash dividends on the Series A Preferred Stock quarterly, in arrears, on January 1, April 1, July 1 and October 1 of each year (each such date, a “Dividend Payment Date”), beginning on July 1, 2019.  In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement.  The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period,” provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on the Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of dividends payable on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of shares of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section 3 (subject to the provisions of the Certificate of Formation, the Bylaws and applicable law).

(b)       Priority of Dividends.  No dividend (other than dividends or distributions paid in Junior Stock, or options, warrants or rights to subscribe for or purchase Junior Stock) may be declared or paid on any Junior Stock unless dividends have been declared and paid on the Series A Preferred Stock for the then-current Dividend Period; provided, however, that the foregoing dividend preference shall not be cumulative and shall not in any way create any claim or right in favor of the holders of shares of Series A Preferred Stock in the event that dividends have not been declared or paid or set apart on the Series A Preferred Stock in respect of any prior Dividend Period.  If the full dividend on the Series A Preferred Stock is not paid for any Dividend Period, then the holders of shares of Series A Preferred Stock will have no claim in respect of the unpaid amount so long as no dividend (other than dividends or distributions paid in Junior Stock, or options, warrants or rights to subscribe for or purchase Junior Stock) is paid on any Junior Stock for such Dividend Period.

No full dividends shall be declared or paid on any Parity Stock for any period unless full dividends have been declared and paid on the Series A Preferred Stock for the then-current Dividend Period.  When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full on the Series A Preferred Stock and any Parity Stock, all dividends declared on the Series A Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the Series A Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors out of legally available funds and including, in the case of any Parity Stock that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.  If the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of shares of Series A Preferred Stock prior to such Dividend Payment Date.

No dividends may be declared or paid on the Series A Preferred Stock if at the same time any arrears exist or default exists in the payment of dividends on any Senior Stock.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property), as may be determined by the Board of Directors, may be declared and paid on any securities, including the Corporation’s common stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of shares of Series A Preferred Stock shall not be entitled to participate in any such dividends.  The Board of Directors may, in its sole discretion, choose to pay dividends on the Series A Preferred Stock without the payment of any dividends on any Junior Stock.

Section 4.       Liquidation.

(a)       Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), holders of shares of Series A Preferred Stock:  (i) shall not be entitled to receive the Liquidation Value of the shares of Series A Preferred Stock held by them until the liquidation value of all shares of Senior Stock shall have been paid in full; and (ii) shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of shares of Junior Stock, payment in full in an amount equal to the sum of (A) the Liquidation Amount and (B) the amount of the dividend (whether or not declared) for the then-current Dividend Period accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the Series A Preferred Stock for prior Dividend Periods (such amounts collectively, the “Liquidation Preference”).  Notwithstanding the foregoing, holders of shares of Series A Preferred Stock will not be entitled to be paid any amount in respect of a Liquidation Event until holders of any shares of any Senior Stock have been paid all amounts to which such shares of Senior Stock are entitled.

(b)       Partial Payment.  If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect of any shares of any Parity Stock, holders of shares of Series A Preferred Stock and the holders of such shares of Parity Stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)       No Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of shares of Series A Preferred Stock and the corresponding amounts payable with respect of any other Parity Stock as to such distribution has been paid in full, then the holders of other capital stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences and the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

(d)      Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of shares of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation Event.

(e)       Notice of Liquidation Event.  Notice of any Liquidation Event shall be given to each holder of shares of Series A Preferred Stock by first class mail, postage prepaid, addressed to the holders at their respective last addresses appearing on the books of the Corporation, which notice shall state the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable.  Such mailing of such notice shall occur no later than the date on which a Liquidation Event occurs and not less than 30 days prior to any payment date stated therein.  Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail.  Notwithstanding the foregoing, if any shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of Liquidation Event may be given to the holders of such shares at such time and in any manner permitted by such facility.

Section 5.       Redemption.

(a)       Optional Redemption.  The Series A Preferred Stock is not redeemable prior to July 1, 2024.  Subject to the further terms and conditions provided in this Certificate of Designation, the Corporation may redeem the Series A Preferred Stock, in whole or in part, at its option, on any Dividend Payment Date on or after July 1, 2024 (“Redemption”), subject to the approval of the appropriate federal bank regulatory agency, at the Redemption Price.  Dividends shall not accrue on those shares of Series A Preferred Stock so redeemed on and after the applicable redemption date.  In addition, subject to the terms and conditions provided in this Certificate of Designation, the Corporation may redeem the Series A Preferred Stock, in whole but not in part, at its option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal bank regulatory agency, at the Redemption Price (a “Regulatory Event Redemption”).

(b)       Redemption Price.  The redemption price per share for any redemption of Series A Preferred Stock, whether a Redemption or Regulatory Event Redemption, shall be equal to the sum of (i) the Liquidation Amount and (ii) any accrued and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date fixed for redemption (the “Redemption Price”).  The Redemption Price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent.

(c)      Notice of Redemption.  Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock.  Notwithstanding the foregoing, if any shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of such shares at such time and in any manner permitted by such facility.  Each notice of redemption given to a holder shall state:  (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; and (iv) the place or places where the certificate(s) evidencing such shares are to be surrendered to the Corporation or its agent for payment of the Redemption Price.

(d)       Partial Redemption.  In the case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors may determine to be fair and equitable.  Subject to the provisions of this Certificate of Designation, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which the Series A Preferred Stock shall be redeemed from time to time.  If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)       Effectiveness of Redemption.  If notice of redemption of any shares of Series A Preferred Stock has been given by the Corporation and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of the shares of Series A Preferred Stock to be redeemed, then from and after the redemption date such shares of Series A Preferred Stock shall no longer be outstanding for any purpose, all dividends declared with respect to such shares of Series A Preferred Stock shall cease to accrue from the redemption date and all rights of the holders of such shares shall terminate, except the right to receive the Redemption Price, without interest.

(f)       Status of Shares.  Any shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation and subsequently canceled by the Board of Directors shall revert to authorized but unissued shares of Corporation preferred stock undesignated as to series (provided that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).

(g)      No Sinking Fund.  The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  Holders of shares of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

Section 6.      Voting Rights.

(a)      Except as otherwise expressly provided in this Certificate of Designation or as required by applicable law, the holder of each authorized, issued and outstanding share of Series A Preferred Stock shall have no voting power, either individually or as a class, on any matter whatsoever.

(b)      So long as any share of Series A Preferred Stock remains outstanding, the vote or consent of the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i)        any amendment or alteration of the Certificate of Formation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii)     any amendment, alteration or repeal of any provision of the Certificate of Formation (including, unless no vote on such merger or consolidation is required by Section 6(b)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, powers or preferences associated with the Series A Preferred Stock; or

(iii)    any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (A) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, taken as a whole, are not materially less favorable to the holders thereof than the rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 6(b), any increase in the amount of the authorized preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other class or series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other class or series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, powers or preferences of, and shall not require the affirmative vote or consent of, the holders of outstanding shares of Series A Preferred Stock.

In the event that the holders of at least 66 2/3% of the outstanding shares of Series A Preferred Stock agree to allow the Corporation to alter or change the rights, powers or preferences of the Series A Preferred Stock pursuant to applicable law, no such change shall be effective to the extent that, by its terms, such change applies to less than all of the shares of Series A Preferred Stock then outstanding.

(c)       Changes after Provision for Redemption.  No vote or consent of the holders of the Series A Preferred Stock shall be required pursuant to Section 6(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(d)     Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the holders of the Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors, in its sole discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Formation, the Bylaws and applicable law.

Section 7.      No Conversion Rights; No Preemptive Rights; Other Rights.  Holders of shares of Series A Preferred Stock shall have no right to exchange or convert such shares into any other securities or any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.  The Series A Preferred Stock shall not have any rights, voting or other powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth in this Certificate of Designation or in the Certificate of Formation or as provided by applicable law.

Section 8.      Definitions.  As used in this Certificate of Designation, the following terms shall have the following respective meanings.

(a)        “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(b)       “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of Texas generally are authorized or required by law or other governmental actions to close.

(c)        “Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.

(d)       “Certificate of Designation” has the meaning set forth in the Preamble.

(e)       “Certificate of Formation” has the meaning set forth in the Preamble.

(f)        “Corporation” has the meaning set forth in the Preamble.

(g)       “Dividend Payment Date” has the meaning set forth in Section 3(a).

(h)       “Dividend Period” has the meaning set forth in Section 3(a).

(i)        “Dividend Record Date” has the meaning set forth in Section 3(a).

(j)        “Junior Stock” has the meaning set forth in Section 2(a).

(k)       “Liquidation Amount” means $100.00 per share of Series A Preferred Stock, subject to adjustment in the event of a stock split, stock dividend or similar event applicable to the Series A Preferred Stock.

(l)        “Liquidation Event” has the meaning set forth in Section 4(a).

(m)      “Liquidation Preference” has the meaning set forth in Section 4(a).

(n)       “Optional Redemption” has the meaning set forth in Section 5(a).

(o)       “Original Issue Date” means the date on which shares of the Series A Preferred Stock are first issued.

(p)       “Parity Stock” has the meaning set forth in Section 2(b).

(q)       “Redemption Price” has the meaning set forth in Section 5(c).

(r)       “Regulatory Capital Treatment Event” shall mean a good faith determination by the Corporation that, as a result of any (i) amendment to, clarification of, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Board of Governors of the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series A Preferred Stock; (ii) proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock; or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation shall not be entitled to treat the full liquidation value of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal bank regulatory agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding

(s)        “Senior Stock” has the meaning set forth in Section 2(c).

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President on this 30th day of April, 2019.

TECTONIC FINANCIAL, INC.

By:	/s/ Patrick Howard
Patrick Howard,
President and Chief Executive Officer

ATTEST:

/s/ D. Craig Barnes
D. Craig Barnes,
Executive Vice President